Exhibit (h)(3)(iv)

December 14, 2021

Natixis Funds Trust IV

888 Boylston Street, Suite 800

Boston, MA 02199-8197

Re: Fee Waiver/Expense Reimbursement

Ladies and Gentlemen:

Natixis Advisors, LLC (“Natixis Advisors”) notifies you that it will waive its management fee and, to the extent necessary, reimburse certain expenses of the Fund listed below through May 31, 2023 in order to limit the Fund’s total annual fund operating expenses, including expenses of the underlying funds in which the Fund invests, exclusive of brokerage expenses, interest expense, taxes, and organizational and extraordinary expenses, such as litigation and indemnification expenses, to the following annual rates:

Name of Fund	Expense Cap
December 15, 2021 through May 31, 2023:
Natixis Sustainable Future 2065 Fund	0.60%for Class N shares
0.65% for Class Y shares

With respect to the Fund, subject to applicable legal requirements, Natixis Advisors shall be permitted to recover, on a class-by-class basis, management fees waived and/or expenses reimbursed subsequent to the effective date of this undertaking in later periods to the extent that a class’ total annual fund operating expenses fall below both 1) the class’ applicable expense limitation at the time such amounts were waived/reimbursed and 2) the class’ current applicable expense limitation, provided, however, that the Fund is not obligated to repay any such waived/reimbursed fees and expenses more than one year after the end of the fiscal year in which the fee/expense was waived/reimbursed.

During the period covered by this undertaking, the expense cap arrangement set forth above for the Fund may only be modified by a majority vote of the “non-interested” Trustees of the Trust affected.

For purposes of determining any such waiver or expense reimbursement, expenses shall not reflect the application of balance credits made available by the Fund’s custodian or arrangements under which broker-dealers that execute portfolio transactions for the Fund agrees to bear some portion of the Fund’s expenses.

We understand and intend that you will rely on this undertaking in preparing and filing the Registration Statements on Form N-1A for the above referenced Fund with the Securities and Exchange Commission, in accruing the Fund’s expenses for purposes of calculating its net asset value per share and for other purposes permitted under Form N-1A and/or the Investment Company Act of 1940, as amended, and expressly permit you to do so.

Natixis Advisors, LLC

By:	/s/ Natalie Wagner
Name:	Natalie Wagner
Title:	Senior Vice President

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